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                                   SCHEDULE B
                                   ----------

                            FUND ACCOUNTING AGREEMENT
                              COMPENSATION SCHEDULE
                      DELAWARE INVESTMENTS FAMILY OF FUNDS
                          EFFECTIVE AS OF MAY 16, 2002


                  Fee Schedule for the Delaware Group of Funds
                  --------------------------------------------


Part 1 -- Fees for Existing Portfolios
------

Existing Portfolios are those so designated on Schedule A to the Fund Accounting Agreement between Delaware Service Company, Inc. and the Delaware Group of Funds dated as of August 19, 1996 ("Agreement").


                             Annual Asset Based Fees
                             -----------------------

First $10 Billion of Aggregate
  Complex Net Assets                                       2.5 Basis Points
Aggregate Complex Net Assets
  over $10 Billion                                         2.0 Basis Points

Annual asset based fees will be charged at a rate of 2.5 basis points for the first $10 Billion of Aggregate Complex Net Assets. Aggregate Complex Net Assets over $10 Billion will be charged at a rate of 2.0 basis points. These fees will be charged to a Portfolio on an aggregated pro rated basis.


                               Annual Minimum Fees
                               -------------------

Domestic Equity Portfolio                                  $35,000
Domestic Fixed Income Portfolio                            $45,000
International Series Portfolio                             $70,000
Per Class of Share Fee                                     $ 4,000

There is an annual minimum fee that will be charged only if the annual asset based fee is less than the calculation for the minimum fee. This fee is based on the type and the number of classes per Portfolio. For an equity Portfolio $35,000 will be charged; for a fixed income Portfolio $45,000 will be charged, and for an international Portfolio $70,000 will be charged. For each class of shares, $4,000 will be charged, such amount to be prorated over a period of less than a year for any classes added after April 30, 1996. A total of all minimum fees will be compared to the total asset based fee to determine which fee is higher and, subsequently, will be used to bill the Companies.

Part 2 --  Fees for New Portfolios
------

For each Portfolio designated as a New Portfolio on Schedule A to the Agreement, there will be a fee of 2.0 basis points, providing that the Delaware complex net assets are above $10 Billion (the rate would be 2.5 basis points if under $10 Billion and then 2.0 basis points once the net assets cross $10 Billion), or an annual minimum fee calculated in the manner described above, whichever is higher. This new fee would be added to the total of Existing Portfolio fees and then pro rated. Fees shall not be charged for New Portfolios included on Schedule A until such Portfolios shall have commenced operations.


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Part 3 -- Sharing Facilities
------

In the conduct of the business of the parties to this Agreement and in the performance of this Agreement, each party will bear its allocable portion of expenses common to each.



AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.              DELAWARE GROUP ADVISER FUNDS
                                            DELAWARE GROUP CASH RESERVE
                                            DELAWARE GROUP EQUITY FUNDS I
                                            DELAWARE GROUP EQUITY FUNDS II
                                            DELAWARE GROUP EQUITY FUNDS III
                                            DELAWARE GROUP EQUITY FUNDS IV
                                            DELAWARE GROUP EQUITY FUNDS V
                                            DELAWARE GROUP FOUNDATION FUNDS
                                            DELAWARE GROUP GLOBAL &
                                               INTERNATIONAL FUNDS
                                            DELAWARE GROUP GOVERNMENT FUND
                                            DELAWARE GROUP INCOME FUNDS
                                            DELAWARE GROUP LIMITED-TERM
                                               GOVERNMENT FUNDS
                                            DELAWARE GROUP STATE TAX-FREE INCOME
                                               TRUST DELAWARE
                                            GROUP TAX-FREE
                                            FUND DELAWARE
                                            GROUP TAX-FREE
                                            MONEY FUND
                                            DELAWARE POOLED
                                            TRUST DELAWARE VIP
                                            TRUST VOYAGEUR
                                            INSURED FUNDS
                                            VOYAGEUR
                                            INTERMEDIATE
                                            TAX-FREE FUNDS
                                            VOYAGEUR
                                            INVESTMENT TRUST
                                            VOYAGEUR MUTUAL
                                            FUNDS I VOYAGEUR
                                            MUTUAL FUNDS II
                                            VOYAGEUR MUTUAL
                                            FUNDS III VOYAGEUR
                                            TAX-FREE FUNDS,
                                            for its series set forth in Schedule
                                            A to this Agreement



By: /s/ Douglas L. Anderson                 By: /s/ David K. Downes
    ------------------------------------        --------------------------------
Name:   Douglas L. Anderson                 Name:   David K. Downes
Title:  Senior Vice President/Operations    Title:  President